SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2011

PROVIDENT NEW YORK BANCORP

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25233	80-0091851
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Rella Boulevard, Montebello, New York		10901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2011, the Board of Directors accepted the resignation of Stephen G. Dormer, the Company’s Executive VP, Commercial Lending. In connection with the resignation, Mr. Dormer entered into a Separation Agreement (the “Separation Agreement”) with Provident New York Bancorp and Provident Bank (collectively, the “Company”) in settlement of any claims to compensation Mr. Dormer might have with respect to his separation of employment.

The Separation Agreement provides, among other things, that Mr. Dormer will receive payment for his accrued but unused vacation, twelve months of COBRA premium paid by the Company (should Mr. Dormer timely elect health insurance continuation benefits under COBRA for himself and his dependents), and a severance payment of $326,000 (to be paid on April 16, 2012). In addition, the Company agreed to release Mr. Dormer from certain non-competition obligations under his Employment Agreement and not to contest his application for unemployment benefits. In exchange for the consideration provided for under the Severance Agreement, Mr. Dormer released the Company and its affiliates from any and all charges, complaints, claims and liabilities which Mr. Dormer at any time had or may have regarding events that have occurred as of the effective date of the Severance Agreement.

The foregoing summary of the terms of the Separation Agreement is qualified in entirety by reference to the Separation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

10.1	Separation Agreement between Provident New York Bancorp, Provident Bank and Stephen G. Dormer. †

†	Management compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT NEW YORK BANCORP

DATE: October 13, 2011	By:	/s/ Paul A. Maisch
Paul A. Maisch
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Separation Agreement between Provident New York Bancorp, Provident Bank and Stephen G. Dormer. †

†	Management compensatory plan or arrangement